Exhibit 99.1

First Guaranty Announces First Quarter Earnings for 2008
For Immediate Release
May 5, 2008

Hammond, Louisiana--First Guaranty Bancshares, Inc., a $789.9 million bank holding company, announced first quarter earnings for 2008. Consolidated net income for first quarter 2008 totaled $2.3 million, a decrease of $0.2 million or 6.53% when compared to net income of $2.5 million for 2007. As of March 31, 2008, return on average assets (ROAA) and return on average equity (ROAE) were 1.18% and 13.74% respectively, compared to 1.40% and 16.58% as of March 31, 2007.

For the quarter ending March 31, 2008, First Guaranty Bancshares, Inc. had consolidated net income of $2.3 million, a $163,000 decrease from the $2.5 million of net income reported for the first quarter of 2007. The earnings for the quarter decreased in spite of an improvement in net interest income due to costs related to strengthening and enhancing the internal audit and control process, costs associated with education and training of existing and new personnel, and the addition of staff to position ourselves to take advantage of opportunities in our respective markets.

Mr. Michael R. Sharp, President and Chief Executive Officer of the Company, said “Our asset quality is good and the loan portfolio is diversified. The reduced activity in the real estate arena of southeast Louisiana is countered by the heightened activity in the Shreveport/Bossier area. The price fluctuations in the North Louisiana timber markets are offset by the healthy agricultural farming operations in our southwest Louisiana branches.”

Net interest income for the quarter ended March 31, 2008 was $8.0 million, an increase of $137,000 when compared to $7.9 million for the first quarter in 2007.  The increase in net interest income resulted from decreases in interest expense slightly offset by decreases in interest income. Decreases in interest income for 2008 resulted from decreases in securities interest income and was partially offset by loan interest income when compared to 2007. Interest expense decreased by $375,000 due primarily to a decrease in interest paid on deposits. The provision for loan losses totaled $202,000 for the first quarter in 2008 as compared to $187,000 for the first quarter 2007.

Noninterest income includes deposit service charges, return check charges, bankcard fees, other commissions and fees, gains and/or losses on sales of securities and loans, and various other types of income. Noninterest income for the first quarter 2008 totaled $1.4 million, up $299,000 when compared to the same period in 2007. This increase was due to increases in service charge, commission and fee income of $131,000, decreases in net losses on sales of securities of $69,000, increases in net gains on sale of loans of $45,000 and increases in other noninterest income of $54,000.

Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, net cost from other real estate and repossessions and other types of expenses. Noninterest expense for the first quarter in 2008 totaled $5.7 million, an increase of $642,000 from the same period in 2007. The largest increase in noninterest expense was a $466,000 increase in other noninterest expenses. This increase was due to an increase in general and administrative expenses resulting from higher legal and professional fees and increases in merchant service expenses and insurance expenses.

Book value per share was $12.20 at March 31, 2008, compared to $11.02 at March 31, 2007. Cash dividends paid increased to $0.16 per share for the first quarter 2008 compared to $0.15 per share for first quarter 2007. Earnings per share were $0.42 for the quarter ending March 31, 2008 and $0.45 for the same period in 2007.

Total assets as of March 31, 2008 were $789.9 million, a decrease of $17.4 million or 2.2% when compared to $807.3 million at December 31, 2007. The decrease in assets resulted from decreases in cash and cash equivalents, interest-bearing time deposits with banks and investment securities, and was offset by an increase in total loans. Investment securities totaled $125.1 million at March 31, 2008, a decrease of $17.0 million when compared to $142.1 million at December 31, 2007. The net loan portfolio at March 31, 2008 totaled $585.4 million, an increase of approximately $16.4 million or 2.9% from the December 31, 2007 level of $569.1 million. Net loans include the reduction for the allowance for loan losses which totaled $6.2 million for both March 31, 2008 and December 31, 2007. Total deposits decreased $18.4 million or 2.5% in the first quarter 2008 compared to December 31, 2007. At March 31, 2008, short-term borrowings were $9.4 million. Long-term borrowings remained flat for the first quarter 2008 and is comprised of the trust preferred debt acquired in the Homestead Bank merger.

Stockholders’ equity ended at $67.8 million at March 31, 2008, an increase of $1.3 million when compared to $66.5 million at December 31, 2007. The increase in equity resulted from net income of $2.3 million, which was offset by the change in accumulated other comprehensive income of $169,000 and by dividends paid to stockholders totaling $889,000.

Certain statements contained in this report, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of federal securities law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Bank to be materially different from any future results, performance or achievements of the Bank expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in the report. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Bank disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Michele E. LoBianco at (985) 375-0459

Selected Financial Data
(in millions, except ratios and share data)

	At or For the Quarters Ended
	March 31,
	2008	2007
	(unaudited)
Year End Balance Sheet Data:
Securities	$125.1	$169.6
Federal funds sold	35.0	11.9
Loans, net of unearned income	591.6	503.7
Allowance for loan losses	6.2	6.7
Total assets	789.9	728.6
Total deposits	704.7	644.3
Borrowings	12.5	17.3
Stockholders' equity	67.8	61.3

Income Data:
Interest income	$12.7	$13.0
Interest expense	4.7	5.1
Net interest income	8.0	7.9
Provision for loan losses	0.2	0.2
Noninterest income	1.4	1.1
Noninterest expense	5.7	5.0
Net income	2.3	2.5

Performance Ratios:
Return on average assets	1.18%	1.40%
Return on average equity	13.74%	16.58%

Per Common Share Data:
Net earnings	$0.42	$0.45
Cash dividends paid	0.16	0.15
Book value	12.20	11.02
Weighted average number of shares outstanding	5,559,644	5,559,644
Number of share outstanding (year end)	5,559,644	5,559,644